C:\personal\midcapgraph
Dreyfus Midcap Value Fund                              August 31, 1998

Comparison of change in value of $10,000 investment in Dreyfus Midcap Value Fund and the Russell Midcap Index


EXHIBIT A
                    Dreyfus             Russell
                    Midcap              Midcap
Period              Value Fund          Index
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9/29/95             10,000               10,000
8/31/96             12,688               11,058
8/31/97             19,724               14,827
8/31/98             14,335               13,835

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*    Source: Lipper Analytical Services, Inc.




Average Annual Total Returns

          One Year Ended           From Inception (9/29/95)
          August 31, 1998          to August 31, 1998
          (27.32%)                 13.13%